Exhibit 99.1

Breitling Energy Announces Spudding of the Steller Energy Cole #1 Well in Texas

Dallas, Texas - May 12, 2015 - Breitling Energy Corporation (OTCBB:BECC) (the "Company") announces the start of the drilling phase of the Steller Energy Cole #1 in northwestern Sterling County, Texas. The proposed 8100-foot vertical well is scheduled to spud today in search of oil zones in the Wolfcamp lime and Cisco-Canyon sands. The well is offsetting the Marathon #1 Cole that was completed in the Lower Wolfcamp formation in 1969, which intersected over 100-feet of limestone.

“We are participating in this prospect because it is a target play for our Company,” says Chris Faulkner, Breitling Energy’s CEO and Chairman. It should intersect the most prolific zone in the Permian Basin and is in a favorable drilling area that we know very well. The pipeline infrastructure here is excellent so lifting costs are minimal. We’re excited to get another Permian well started,” Faulkner added.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas, engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation

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